Exhibit 99.2

Scorpius Holdings, Inc. Announces Pricing of Public Offering

DURHAM, N.C. – March 8, 2024 — Scorpius Holdings, Inc. (NYSE American: SCPX), (“Scorpius” or the “Company”), an integrated contract development and manufacturing organization (CDMO), today announced the pricing of its underwritten public offering of 10,000,000 shares of its common stock at a public offering price of $0.15 per share, for aggregate gross proceeds of $1,500,000, before deducting underwriting discounts, commissions and offering expenses. All of the shares of common stock were offered by the Company. The offering is expected to close on March 12, 2024, subject to satisfaction of customary closing conditions.

The Company intends to use the net proceeds from the offering primarily for working capital and general corporate purposes.

ThinkEquity is acting as sole book-running manager for the offering.

The securities were offered and sold pursuant to a shelf registration statement on Form S-3 (File No. 333-251255), including a base prospectus, filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 10, 2020 and declared effective on December 22, 2020. The offering was made only by means of a written prospectus. A preliminary prospectus supplement and the accompanying base prospectus describing the terms of the offering was filed with the SEC on its website at www.sec.gov. A final prospectus supplement and the accompanying base prospectus describing the terms of the offering will be filed with the SEC on its website at www.sec.gov. Copies of the preliminary prospectus supplement and final prospectus supplement and the accompanying prospectus relating to the offering may also be obtained, when available, from the offices of ThinkEquity, 17 State Street, 41st Floor, New York, New York 10004.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Scorpius Holdings, Inc.

Scorpius Holdings Inc. is an integrated large molecule contract development and manufacturing organization (CDMO) focused on rapidly advancing biologic and cell therapy programs to the clinic and beyond. Scorpius offers a broad array of analytical testing, process development, and manufacturing services to pharmaceutical and biotech companies at its state-of-the-art facilities in San Antonio, TX. With an experienced team and new, purpose-built U.S. facilities, Scorpius is dedicated to transparent collaboration and flexible, high-quality biologics biomanufacturing. For more information, please visit www.scorpiusbiologics.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions and include statements regarding the timing and completion of the proposed offering. Important factors that could cause actual results to differ materially from current expectations include, among others, the timing of closing of the offering, and other factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2022, subsequent quarterly reports on Form 10-Qs and any other filings the Company makes with the SEC. The information in this presentation is provided only as of the date presented, and the Company undertakes no obligation to update any forward-looking statements contained in this press release on account of new information, future events, or otherwise, except as required by law.

For Investor Relations Inquiries:

David Waldman

+1 919 289 4017

investorrelations@nighthawkbio.com